Exhibit 99.1

Sun New Media Inc. PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America (604) 871-9909 Ext 322 (604) 871-9919
New Symbol: SNMD	Sun New Media To Acquire Assets in Asia	Sept 30, 2005.

Prime Zone, Diamond Bar, California, September 30th 2005: Sun New Media Inc. (OTCBB: SNMD) ("SNMI") today announced its intention to acquire several revenue generating assets from Singapore-based Sun Business Network Ltd ("SBN"), a regional leader in leisure and lifestyle publishing.

The assets to be acquired by SNMI include SBN's marketing and distribution rights for the China Business Post, one of the leading weekly business newspapers widely distributed in China; Wine and Dine and Wine & Dine China, two fashionable lifestyle publications focused on wine, hospitality and luxury lifestyles and distributed at newsstands through out China and South East Asia; and the Singapore edition of Smart Investor, a popular business magazine for Asian investors.

In addition to acquiring these print titles, SNMI will acquire 100% ownership in several related companies including: Caijing Times Advertising Development Corp, Optima Media International, Shanghai Panpac Culture Distribution, and Beijing Panpac Advertising. (Together the "Publishing Assets")

SNMI will pay for this transaction by issuing common stock of SNMI subject to SBN reaching a series of performance milestones based on a profit after-tax of US$4 million for the twelve months starting January 1st 2006 and other terms and conditions. In addition, SBN must provide an independent business valuation report of the Publishing Assets prepared by an internationally recognized certified business valuator wherein the valuation of those assets should not be materially less than US$80 million.

Payment of shares will be allotted and issued to SBN as follows:

  5,340,000 shares on the date all conditions to the agreement have been satisfied (the "Completion Date");
  8,010,000 shares within six months of the Completion Date; and
  13,350,000 shares within 30 days from the date from receipt of the audited financial statements for the twelve months ended December 31, 2006 regarding the Publishing Assets.
  Total potential issuance: 26.7m common shares

SBN has agreed to compensate SNMI for any shortfall of after tax profit of US$4 million. SNMI, at its discretion, may request SBN to make up any such shortfall by:

  Providing SNMI with cash, subject to a maximum of US$4 million; or
  Adjusting the number of SNMI common shares SBN is entitled to receive by US$20.00 for every US$1.00 of shortfall, subject to a maximum of 13,350,000 SNMI shares.

In the event that the Publishing Assets profit after taxes during the twelve month period ending December 31, 2006 exceeds US$4 million, the parties have agreed that the actual number of common shares of SNMI to be paid to SBN will be increased by such number of SNMI common shares equal to US$20.00 for every US$1.00 of profit after taxes in excess of US$4 million at an issue price of US$3.00 per SNMI common share with a cap of 6,333,333 SNMI shares.

The transaction is subject to approval by SNMI and SBN stockholders, the entering into a registration agreement concerning the restricted shares of SNMI to be issued in the transaction to SBN and other customary terms and conditions, including regulatory and third party approvals.

This may be deemed as a Related Party Transaction and therefore certain management and insiders will abstain from voting on this transaction.

For more details of this transaction, please review the Form 8K report filed by the company at: www.sec.gov

"We are delighted to bring these powerful content brands under the wing of Sun New Media. Our infrastructure for targeted electronic distribution in China will add value to these assets, enhanced by the promotional power of our other media supporting channels and alliances." said Dr. Bruno Wu, Chairman of Sun New Media. "These new assets have the ability to increase our content channels and reach China's Tier 1 consumers market. Furthermore, China Business Post is well positioned to become a leading business newspaper in China. With the planned expansion of the online version, China Business Post has the potential to reach 4 million readers via digital online distribution by the end of 2006. By integrating the electronic delivery of these newly acquired publications with SNMI's Compass Multimedia platform, we anticipate rapid growth in readership. Over the years, SBN has been pursuing rapid expansion of its titles in the key regional market of Mainland China. Our acquisition of these titles will accelerate this process due to our prominent presence in China."

About Sun New Media

Sun New Media, Inc. ("SNMI") is a dynamic interactive media company combining the most potent economic drivers of the booming Chinese economy, the Internet, and corporate outsourcing. SNMI aims to be the leading integrated, interactive marketing and communications company serving tier 1 consumers and major corporations in China. SNMI assists major international and domestic Chinese companies to enhance brand image, provide better customer servicing by understanding its customers' needs and cultivating customer loyalty, while also directly effectively marketing goods and services itself. SNMI builds on the position, track record, and capabilities of parent company Sun Media Investment Holdings Ltd. ("SMIH"), widely recognized as the leading private media group in China.

For more information on Sun New Media Inc., visit the Company's website at: http://www.sunnewmedia.net

Sun New Media, Inc.

"Bruno Wu"

Bruno Wu
Chairman and Director

Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the word "believe," "estimate," "project," "expect" "plan" "anticipate" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.